Exhibit 99.1

NEWS
For Immediate Release

Globalstar Announces Promotion of Rebecca Clary
to Vice President and Chief Financial Officer

Covington, LA (August 28, 2014) – Globalstar, Inc. (NYSE MKT: GSAT), today announced the Company has promoted Rebecca Clary to Vice President and Chief Financial Officer effective immediately. Ms. Clary joined Globalstar in September 2010 and has most recently held the positions of Chief Accounting Officer since January 2013 and Corporate Controller since August 2012. Prior to joining Globalstar, she was a manager with PricewaterhouseCoopers LLP in its U.S. Audit & Assurance Services practice, where she worked from 2002 to 2010. Ms. Clary is a licensed Certified Public Accountant.
“Rebecca brings the right talents and experiences to the role and has been a major asset to Globalstar. We have been impressed with her ability to work with multiple constituencies including our stockholders, the investment community and the operating segments of our business. Her strength in dealing with sophisticated accounting matters has demonstrated her ability to serve successfully in her new role as we continue to lead the growing market for mobile satellite services,” said Jay Monroe, Chairman and CEO.
About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services. Globalstar offers these services to commercial and recreational users in more than 120 countries around the world. The company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Globalstar customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.
For more information and a list of dealers and retailers, visit www.globalstar.com.

Investor contact information:

Email
InvestorRelations@Globalstar.com
Phone
985.335.1538